Exhibit 99.1

SemGroup Energy Partners, L.P. Reports Second Quarter 2007 Pre-IPO Financial Results

Tulsa, Okla. — August 15, 2007 – SemGroup Energy Partners, L.P. (“the Partnership”) (NASDAQ: SGLP) today reported Pre-Initial Public Offering (IPO) results for the second quarter, which included net losses of $12.2 million and $24.5 million, respectively, for the three and six months ended June 30, 2007. These financial results reflect the historical results of the Partnership’s predecessor. The Partnership’s predecessor did not record any revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis, but did recognize the costs of providing such services.

On an as-adjusted basis, the Partnership’s predecessor’s adjusted earnings before interest, taxes, depreciation and amortization (as-adjusted EBITDA) was $11.7 million and $23.3 million, respectively, for the three and six months ended June 30, 2007. These as-adjusted results reflect the revenue and other adjustments giving effect to the Throughput Agreement and the Omnibus Agreement entered into with SemGroup, L.P., the Partnership’s parent company, and certain other initial public offering closing transactions. As-adjusted cash available for distribution was $9.2 million and $18.1 million for the three and six months ended June 30, 2007, respectively. As-adjusted EBITDA and as-adjusted cash available for distribution are non-GAAP financial measures that are defined and reconciled to their most directly comparable GAAP financial measures later in this press release.

“It’s important to note that the as-adjusted results include the impact of the Throughput Agreement and the Omnibus Agreement which became effective on July 20, 2007 – just prior to the close of the IPO on July 23, 2007,” Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said. “Our as-adjusted results are consistent with our expectations as outlined in our prospectus and would have been sufficient to allow us to pay the full minimum quarterly cash distribution on all of the Partnership’s outstanding common and subordinated units for the quarter ended June 30, 2007. We are appreciative of our unitholders’ support in making our IPO successful and look forward to what the future holds for SGLP.”

As the offering did not close until July 23, 2007, there will be no cash distribution paid for the quarter ended June 30, 2007. The pro-rata cash distribution for the quarter ended September 30, 2007, will be based on the period from the date of the closing of the offering, July 23, 2007, through September 30, 2007.

Conference Call

SemGroup Energy Partners will host a conference call for investors and analysts on August 16, 2007, at 10 a.m. CDT (11 a.m. EDT) to discuss second quarter earnings. The conference call can be accessed through the Investors section of SemGroup Energy Partners’ Web site at http://www.SGLP.com or by telephone at 800-374-0113. The passcode is 12275337. International locations may dial-in by calling 706-758-9607 and using the same passcode. Please dial in five to ten minutes prior to the scheduled start time. The audio replay of this conference call will be available on the Web site until August 30, 2007.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of as-adjusted EBITDA and as-adjusted cash available for distribution. This press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). SemGroup Energy Partners’ non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

SemGroup Energy Partners defines as-adjusted EBITDA as net income or loss before interest, income taxes, depreciation, amortization, and including the effect of execution of the Throughput Agreement and the Omnibus Agreement, estimated incremental general and administrative expense of being a public company and incremental incentive compensation expense. As-adjusted cash available for distribution is defined as as-adjusted EBITDA minus cash interest expense, maintenance capital expenditures and principal payments on capital lease obligations, plus capital contributions to fund principal payments on capital lease obligations.

As-adjusted EBITDA and as-adjusted cash available for distribution are presented because the Partnership believes they provide additional information with respect to the expected performance of the Partnership’s fundamental business as well as its ability to meet our future debt service, capital expenditures and working capital requirements. The Partnership believes this information may be helpful to your understanding of its financial results.

The following table presents a reconciliation of as-adjusted EBITDA and as-adjusted cash available for distribution to net loss for the periods shown:

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
	(Unaudited)
	(in thousands)
Net loss	$(12,211)	$(24,495)
Add:
Effect of execution of Throughput and Omnibus Agreements(1)	22,510	44,994
Interest expense	516	945
Depreciation and amortization	2,187	4,387

Less:
Incremental general and administrative expense of being a public company(2)	(713)	(1,425)
Incremental incentive compensation expense(3)	(572)	(1,073)

As-adjusted EBITDA	11,717	23,333
Less:
Cash interest expense(4)	(1,754)	(3,797)
Maintenance capital expenditures(5)	(762)	(1,484)
Principal payments on capital lease obligations	(499)	(992)

Add:
Capital contribution to fund principal payments on capital lease obligations(6)	499	992

As-adjusted cash available for distribution	$9,201	$18,052

(1)	Reflects revenues pursuant to the terms of the Throughput Agreement. The Partnership’s predecessor has historically been a part of the integrated operations of SemGroup, L.P., and the predecessor did not record the revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis. The predecessor recognized only the costs associated with providing such services. The adjustment is based on actual gathering, transportation, terminalling and storage services provided on an intercompany basis for the period presented at rates specified in the Throughput Agreement. Also reflects the elimination of operating expenses of $0.5 million and $1.1 million for the three and six month periods ended June 30, 2007, respectively, related to the costs associated with the clean up of a crude oil leak that occurred in the quarter ended March 31, 2007 in relation to a thirty-five mile pipeline located in Conroe, Texas. This gathering line was sold by SemGroup, L.P. on April 30, 2007, and SemGroup, L.P. has assumed any future obligations associated with the aforementioned leak. Further reflects adjustment of historically allocated general and administrative expenses to give effect to the fixed $5.0 million per year administrative fee specified in the Omnibus Agreement.
(2)	Reflects an adjustment for an estimated incremental cash expense associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation.
(3)	The predecessor’s incentive compensation has historically been paid based on EBITDA. Reflects an adjustment of discretionary incentive compensation based on EBITDA after giving consideration to adjustments (1) and (2).
(4)	Reflects the interest expense related to $98.8 million in borrowings under our new five-year credit facility ($137.5 million initial borrowings less the repayment of $38.7 million in borrowings with the net proceeds from the underwriters’ full exercise of the over-allotment option) at an interest rate of 6.65% and the interest expense on capital lease obligations, including capitalized interest of $0.3 million and $0.6 million for the three and six months ended June 30, 2007, respectively, and excluding $0.1 million and $0.2 million in amortization of debt issuance costs for the three and six months ended June 30, 2007, respectively.
(5)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of the Partnership’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.
(6)	Represents cash provided by SemGroup, L.P. to fund capital lease obligations.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners (NASDAQ: SGLP) provides crude oil gathering, transportation, terminalling and storage services primarily in its core operating areas in Oklahoma, Kansas and Texas. A subsidiary of SemGroup, L.P. is the general partner of SemGroup Energy Partners. SemGroup Energy Partners owns and operates terminalling and storage facilities with approximately 6.7 million barrels of storage capacity, including approximately 4.8 million barrels of storage capacity located at the Cushing Interchange, two pipeline systems consisting of approximately 1,150 miles of pipeline, and tanker trucks used to gather oil at remote wellhead locations generally not covered by pipeline and gathering systems. The Partnership is based in Tulsa, Oklahoma. For more information, visit the Partnership’s Web site at www.SGLP.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbors from liability provided therein. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside SemGroup Energy Partners’ control, which could cause results to differ materially from those expected by management of SemGroup Energy Partners.

Such risks and uncertainties include, but are not limited to, our dependence upon SemGroup, L.P. for a substantial majority of our revenues; our exposure to the credit risk of SemGroup, L.P. and third-party customers; a decrease in the demand for crude oil in the areas served by our storage facilities and pipelines; a decrease in the production of crude oil from the oil fields served by our pipelines; the availability of, and our ability to consummate, acquisition opportunities; our debt levels and restrictions in our credit facility; general economic, market or business conditions; and other factors and uncertainties inherent in the crude oil gathering, transportation, terminalling and storage business. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s prospectus relating to its initial public offering and other reports filed with the Securities and Exchange Commission. SemGroup Energy Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Service revenue	$6,603	$10,464	$12,941	$19,098

Expenses:

Operating	11,649	18,041	24,976	34,158
General and administrative	2,718	4,118	5,495	8,490

Total expenses	14,367	22,159	30,471	42,648

Operating loss	(7,764)	(11,695)	(17,530)	(23,550)

Other expenses:

Interest expense	530	516	1,041	945

Net loss	$(8,294)	$(12,211)	$(18,571)	$(24,495)

(1)

These financial results reflect the historical results of the Partnership’s predecessor. The Partnership’s predecessor did not record any revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis, but did recognize the costs of providing such services.